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Chris Donaghey            Heather Williams
Investor Relations            Corporate Media Relations     443.733.1600            443.733.1613

KEYW Reports Third-Quarter 2016 Financial Results

•	Revenue from continuing operations of $72.1 million;

•	GAAP EPS from continuing operations of $0.09;

•	Adjusted EBITDA from continuing operations of $8.4 million, or 11.6% of revenue;

•	Third-quarter funding actions of $57 million, year-to-date funding actions of $233 million;

•	Year-to-date total contract award value[1] of approximately $450 million, representing a 73%-win rate by dollar volume;

•	More than $1 billion in proposals submitted YTD, with approximately $700 million in prime contracts awaiting award; and

•	Company reaffirms fiscal year 2016 revenue and adjusted EBITDA margin guidance.

HANOVER, Md., November 2, 2016 (GLOBE NEWSWIRE)-The KEYW Holding Corporation (Nasdaq: KEYW), a leading total solutions provider for the Intelligence, Cyber and Counterterrorism Communities’ toughest challenges, today announced third-quarter 2016 financial results.

“During the third quarter, KEYW gained significant momentum from new business awards, with wins totaling $275 million in contract value, including all options. Importantly, the approximately $450 million in total contract value to the company from wins thus far in 2016 represents approximately 73% of total dollars in bids we submitted. We expect to see incremental revenue from these awards beginning in early 2017, after completing contract transitions and start-up activities in the fourth quarter of 2016,” said Bill Weber, KEYW’s president and chief executive officer. “Our third-quarter financial results were solid, with revenue and adjusted EBITDA margins from continuing operations in line with our forecasts. In addition, KEYW was profitable on a GAAP basis in the third quarter of 2016 after the divestiture of the Hexis and SETA businesses. I’m pleased

1 “Contract award value” equals the ceiling value of single-award contracts where KEYW was named as the winning competitive bidder, and includes the stated value of all priced option periods. No value is ascribed to multiple-award IDIQ contracts.

to say that the strategic initiatives we’ve outlined to the investment community are progressing well.”

Third-Quarter 2016 Results from Continuing Operations

Revenue declined by 3.7% from the third quarter of 2015 to $72.1 million, which excludes $3.2 million of SETA revenue from the same period last year. The decrease in year-over-year third-quarter 2016 revenue (excluding second-quarter 2015 SETA revenue) was largely the result of the conclusion of two large solutions contracts and delays in the follow-on efforts. Including 2015 SETA revenue, revenue decreased by 7.7% on a quarter-over-quarter basis. Partially offsetting this decline was growth in KEYW’s airborne Intelligence, Surveillance and Reconnaissance (ISR) business, higher advanced geospatial intelligence products and solutions sales and increased revenue from other solutions contracts.

Gross margin for the third quarter of 2016 was 33.0% compared with 32.6% sequentially and 30.5% for the same period in 2015. Gross margin improved sequentially and year-over-year primarily as the result of a change in revenue mix toward higher-margin airborne ISR services revenue and advanced geospatial intelligence products and solutions sales.

Operating income for the third quarter of 2016 was $4.2 million, or 5.9% of revenue, compared with $3.3 million, or 4.2% of revenue, for the third quarter of 2015. The year-over-year increase in operating income and margin resulted from the higher gross margin and a reduction of indirect costs, partially offset by increased business development and research and development (R&D) costs.

KEYW reported GAAP net income from continuing operations of $3.5 million, or $0.09 per diluted share, for the third quarter of 2016, largely because of the factors affecting operating income, and a tax benefit of $1.9 million compared with a tax expense of $7.9 million in the third quarter of 2015. The company expects to record a full-year effective tax provision for continuing operations of approximately $2.2 million. GAAP net income (including loss on discontinued operations related to the company’s former Commercial Cyber Solutions segment) was $2.5 million, or $0.06 per diluted share, for the third quarter.

Adjusted EBITDA was $8.4 million, or 11.6% of revenue, for the third quarter of 2016, versus $7.7 million, or 9.9% of revenue, in the prior-year period. Third quarter 2016 adjusted EBITDA improved year-over-year primarily because of the factors affecting operating income. Nine-month cash flow from operations at September 30, 2016 was $13.6 million.

Financial Outlook

For the full year 2016, KEYW expects revenue from continuing operations to be in the range of $290 million to $300 million, which includes approximately $2.5 million of revenue in the first quarter from KEYW’s divested SETA business, and is unchanged from guidance provided last quarter. Full-year adjusted EBITDA margin expectations continue to be in the range of 10% to 13%, also unchanged from previous guidance. (Year-to-date adjusted EBITDA margin is 12.0%.)

“We continue to see tangible progress in our turnaround efforts as we approach the end of 2016. We’re on track with our strategic plan to expand our presence as a pure-play, end-to-end products and solutions provider to the Intelligence, Cyber Communities and Counterterrorism communities.,” said Weber. “Investments we’re making in business development and expansion of our R&D programs are showing positive results. Our airborne ISR business revenue and advanced geospatial intelligence products and solutions sales are encouraging. We believe these areas will provide a key avenue of growth for additional solutions revenue in 2017 and beyond,” concluded Weber.

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$72,111	$78,100	$219,099	$222,818
Costs of Revenues, excluding amortization	48,312	54,252	148,576	154,474
Gross Profit	23,799	23,848	70,523	68,344
Operating Expenses
Operating expenses	18,031	18,774	51,815	50,521
Intangible amortization expense	1,528	1,766	4,463	5,373
Total	19,559	20,540	56,278	55,894
Operating Income	4,240	3,308	14,245	12,450
Non-Operating Expense, net	2,612	2,561	6,776	7,655
Earnings before Income Taxes from Continuing Operations	1,628	747	7,469	4,795
Income Tax (Benefit) Expense, net on Continuing Operations	(1,876)	7,876	2,491	32,800
Net Income (Loss) from Continuing Operations	3,504	(7,129)	4,978	(28,005)
Loss before Income Taxes from Discontinued Operations	(1,044)	(8,854)	(27,990)	(28,702)
Income Tax Benefit, net on Discontinued Operations	(4)	(7,979)	(494)	(11,180)
Loss on Discontinued Operations	(1,040)	(875)	(27,496)	(17,522)
Net Income (Loss)	$2,464	$(8,004)	$(22,518)	$(45,527)

Weighted Average Common Shares Outstanding
Basic	40,955,372	39,144,935	40,367,963	38,339,646
Diluted	41,305,545	39,144,935	40,930,999	38,339,646

Basic net earnings (loss) per share:
Continuing operations	$0.09	$(0.18)	$0.12	$(0.73)
Discontinued operations	(0.03)	(0.02)	(0.68)	(0.46)
Basic net earnings (loss) per share	$0.06	$(0.20)	$(0.56)	$(1.19)

Diluted net earnings (loss) per share:
Continuing operations	$0.09	$(0.18)	$0.12	$(0.73)
Discontinued operations	(0.03)	(0.02)	(0.67)	(0.46)
Diluted net earnings (loss) per share	$0.06	$(0.20)	$(0.55)	$(1.19)

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except share and par value per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,505	$21,227
Receivables	47,472	53,111
Inventories, net	15,680	15,616
Prepaid expenses	1,815	1,538
Income tax receivable	345	302
Assets of discontinued operations	3,072	7,765
Total current assets	110,889	99,559

Property and equipment, net	32,060	28,750
Goodwill	290,772	297,223
Other intangibles, net	9,521	10,957
Other assets	1,462	1,508
Non-current assets of discontinued operations	—	15,408
TOTAL ASSETS	$444,704	$453,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,536	$10,299
Accrued expenses	10,167	9,345
Accrued salaries and wages	15,639	8,916
Deferred income taxes	965	964
Liabilities of discontinued operations	2,620	7,084
Total current liabilities	37,927	36,608
Long-term liabilities:
Convertible senior notes, net of discount	130,888	126,188
Non-current deferred tax liability	29,513	26,890
Other non-current liabilities	11,462	11,894
TOTAL LIABILITIES	209,790	201,580
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 40,975,827 and 39,940,667 shares issued and outstanding	41	40
Additional paid-in capital	332,651	327,045
Accumulated deficit	(97,778)	(75,260)
Total stockholders’ equity	234,914	251,825
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$444,704	$453,405

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended September 30,
	2016	2015
	(Unaudited)	(Unaudited)
Net loss	$(22,518)	$(45,527)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock compensation	2,172	4,389
Depreciation and amortization expense	10,460	15,184
Impairment of Commercial Cyber Solutions goodwill	6,980	—
Amortization of discount on convertible debt	4,700	3,842
(Gain) loss on disposal of assets	(3,447)	1,186
Loss on sale of assets held for sale	3,568	—
Write-off of deferred financing costs	340	—
Deferred taxes	1,974	21,464
Changes in operating assets and liabilities:
Receivables	11,113	6,171
Inventories, net	(1,165)	(4,298)
Prepaid expenses	(1,224)	176
Accounts payable	(3,071)	2,265
Accrued expenses	3,417	8,125
Other	339	1,277
Net cash provided by operating activities	13,638	14,254
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,504)	(20,766)
Purchases of property and equipment	(8,388)	(12,741)
Proceeds from sale of assets	16,226	—
Net cash provided by (used in) investing activities	5,334	(33,507)
Cash flows from financing activities:
Proceeds from option and warrant exercises, net	2,306	4,623
Net cash provided by financing activities	2,306	4,623
Net increase (decrease) in cash and cash equivalents	21,278	(14,630)
Cash and cash equivalents at beginning of period	21,227	39,601
Cash and cash equivalents at end of period	$42,505	$24,971
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,858	$3,850
Cash paid for taxes	$89	$97

Adjusted EBITDA

Adjusted EBITDA, as defined by KEYW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The adjusted EBITDA reconciliation tables below provide a reconciliation of this non-US GAAP financial measure to net income (loss), the most directly comparable financial measure calculated and presented in accordance with US GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with US GAAP. KEYW’s adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate. In addition, our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;
•to determine a significant portion of management's incentive compensation;
•for planning purposes, including the preparation of our annual operating budget; and
•to evaluate the effectiveness of our business strategies.

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION TABLE
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) from continuing operations	$3,504	$(7,129)	$4,978	$(28,005)
Depreciation	1,495	1,546	4,981	4,265
Intangible Amortization	1,528	1,766	4,463	5,373
Restructuring, Acquisition and Other Nonrecurring Costs	79	5	1,921	1,213
Gain on SETA Divestiture Net of Transaction Costs	—	—	(2,966)	—
Stock Compensation Amortization	1,025	1,090	2,172	4,389
Interest Expense	2,615	2,582	8,194	7,691
Tax Expense	(1,876)	7,876	2,491	32,800
Adjusted EBITDA	$8,370	$7,736	$26,234	$27,726

Earnings Conference Call and Webcast

KEYW senior management will host a conference call and webcast today at 5:00 p.m. EDT to review the company's third quarter 2016 financial results, followed by a question-and-answer session.

Individual investors and KEYW employees can connect to the Webcast via the Investor website beginning at 5 p.m. EDT today. We encourage institutional investors and analysts to listen to the session by calling 1-877-853-5645. The international dial-in access number is +1-408-940-3868. The conference ID for the event is 96629147.

An archive of the Webcast will be available on our webpage following the call. In addition, a podcast of our conference call will be available for download from our Investor website at approximately the same time as the webcast replay.

About KEYW

KEYW is a total solutions provider for the Intelligence, Cyber and Counterterrorism Communities’ toughest challenges e support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 1,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism. For more information, contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; statements about expected incremental revenue from 2016 contract awards; our full-year 2016 revenue and adjusted EBITDA estimates under the heading “Financial Outlook” in this press release; statements regarding implementation of our strategic plan and initiatives; and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2016 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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